FOR IMMEDIATE RELEASE            For more information contact:

October 20, 2017                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Special Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a special dividend of $1.50 per share payable on December 1, 2017, to shareholders of record at the close of business November 17, 2017.

Norman L. Lowery, President and Chief Executive Officer commented "We feel it is appropriate to return a portion of our strong earnings to our shareholders in the form of a special dividend. This dividend reflects our efforts to actively manage our capital while maintaining our capacity to grow organically and pursue strategic acquisition opportunities in the future."

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois and The Morris Plan Company of Terre Haute.